CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Nexcen Brands, Inc. of our report dated April 12, 2007 relating to our audits of the consolidated financial statements of Bill Blass Holding Co. Inc. and subsidiaries as of and for the years ending December 31, 2006 and 2005, which appear in the Current Report on Form 8-K/A of Nexcen Brands, Inc. filed on May 3, 2007.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ UHY LLP

Albany, New York
January 30, 2008